    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1998
                                                      REGISTRATION NO. 333-_____

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                              BLACK BOX CORPORATION
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                      3577                                    95-3086563
        (State or Other Jurisdiction of               (Primary Standard Industrial                     (I.R.S. Employer
         Incorporation or Organization)               Classification Code Number)                   Identification Number)
                                                      --------------------------

                                 1000 PARK DRIVE
                          LAWRENCE, PENNSYLVANIA 15055
                                 (724) 746-5500
               (Address, including Zip Code, and Telephone Number,
        including Area Code of Registrant's Principal Executive Offices)
                           --------------------------

                     FRED C. YOUNG                                                                   WITH A COPY TO:
   PRESIDENT, CHIEF OPERATING OFFICER AND SECRETARY                                                RONALD BASSO, ESQ.
                 BLACK BOX CORPORATION                                                             BUCHANAN INGERSOLL
                    1000 PARK DRIVE                                                             PROFESSIONAL CORPORATION
             LAWRENCE, PENNSYLVANIA 15055                                                           ONE OXFORD CENTRE
                    (724) 746-5500                                                            301 GRANT STREET, 20TH FLOOR
          (Name, Address, including Zip Code,                                              PITTSBURGH, PENNSYLVANIA 15219-1410
      and Telephone Number, including Area Code,                                                     (412) 562-3943
                 of Agent for Service)

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                           --------------------------
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

=================================================================================================================================
                                                       CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                             Proposed             Proposed
                                                                             Maximum               Maximum            Amount of
                Title of Each Class of                  Amount to Be      Offering Price     Aggregate Offering     Registration
             Securities to Be Registered                 Registered      Per Share(1) (2)       Price(1) (2)            Fee(2)
---------------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value $.001 per share               1,181,885         $37.5625            $44,394,555.31          $13,097
=================================================================================================================================

(1) Estimated solely for purposes of calculation of the registration fee.
(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of high and low sale prices of the Registrant's Common Stock on the Nasdaq National Market on May 14, 1998.

                           --------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                   SUBJECT TO COMPLETION, DATED MAY 18, 1998
PROSPECTUS
                                1,181,885 SHARES

                              BLACK BOX CORPORATION

                                  COMMON STOCK

     This Prospectus relates to 1,181,885 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Black Box Corporation, a Delaware corporation ("Black Box," the "Registrant" or the "Company"), that may be issued from time to time in connection with future business combinations, mergers and/or acquisitions (the "Acquisitions") at such prices and on such terms to be determined at the time of issuance. No period of time has been fixed within which the Shares may be offered or sold. This Prospectus (as supplemented or amended from time to time) may be used from time to time by persons (and their transferees) who have received or will receive Shares issued by the Company in Acquisitions and who wish to offer and sell such Shares in transactions in which they and any brokers through whom such Shares are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Such persons will not be entitled to use this Prospectus for any purposes until they shall have first obtained the written consent of the Company for such use, which consent may limit the number of such Shares that may be offered and the period of time during which they may be offered.

     The Common Stock is quoted on the Nasdaq National Market (the "Nasdaq") under the symbol "BBOX." On May 14, 1998, the closing sale price of the Common Stock on the Nasdaq was $37.5625 per share.

     The Shares of Common Stock issued in connection with Acquisitions may be resold by the recipients thereof. See "Securities Covered by this Prospectus" for information related to resales pursuant to this Prospectus of Common Stock issued pursuant to this Prospectus.

     SEE "CERTAIN FACTORS" HEREIN FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus (unless amended or supplemented) may only be used in connection with the issuance of Common Stock in connection with Acquisitions that would be exempt from registration but for the possibility of integration with other transactions. If the issuance of Common Stock in connection with an Acquisition would not be exempt from registration even if integration is not taken into account, then offerees of the Common Stock in such an Acquisition will be furnished with copies of this Prospectus, as amended by a supplement to this Prospectus (a "Prospectus Supplement") or a post-effective amendment (a "Post-Effective Amendment") to the Registration Statement on Form S-4 of which this Prospectus is a part. This Prospectus will be furnished to security holders of the businesses or properties to be acquired.

     If an Acquisition has a material financial effect upon the Company, a Current Report on Form 8-K will be filed subsequent to the Acquisition containing financial and other information about the Acquisition that would be material to subsequent acquirors of the Shares offered hereby, including pro forma financial information for the Company and historical financial information for the company being acquired. A Current Report on Form 8-K will also be filed when an Acquisition does not have a per se material effect upon the Company, but if aggregated with other Acquisitions since the date of the Company's most recent audited financial statements, would have such a material effect as set forth in Rule 3-05 under Regulation S-X promulgated by the Securities and Exchange Commission (the "Commission").

     All expenses of this offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of Shares by the Company in business combination transactions, although finder's fees may be paid with respect to specific Acquisitions. Any person receiving a finder's fee may be deemed to be an underwriter with the meaning of Section 2(11) of the Securities Act, as amended.

     This Prospectus may not be used in connection with reoffers and resales by persons who receive Shares covered by this Prospectus (the "Selling Shareholders") and who may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act unless accompanied by a Prospectus Supplement or Post-Effective Amendment, if required, naming such persons as Selling Shareholders and providing other information. Resales or reoffers by Selling Shareholders may only be made pursuant to Rule 145(d) under the Securities Act or an exemption from registration under the Securities Act.

                   THE DATE OF THIS PROSPECTUS IS _____, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     In addition, reports, proxy statements, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement of which this Prospectus forms a part, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

     The Company has filed with the Commission a registration statement on Form S-4 (herein together with all schedules, amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the shares of Common Stock to be offered and sold from time to time. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock to be offered and sold from time to time, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such materials may be obtained upon written request from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., at prescribed rates.

     No person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or any of its subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or an solicitation of an offer to purchase any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to purchase securities offered by this Prospectus in any jurisdiction in which such an offer or solicitation is not lawful.

     In addition, the Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM BLACK BOX CORPORATION, 1000 PARK DRIVE, LAWRENCE, PENNSYLVANIA 15055, ATTENTION:
ANNA M. BAIRD, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, TELEPHONE:
724-746-5500. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.

     Incorporated herein by reference and made a part of this Prospectus are the following documents filed by the Company with the Commission pursuant to the Exchange Act:

Annual Report on Form 10-K, for the fiscal year ended March 31, 1997;


Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;


Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;


Quarterly Report on Form 10-Q for the quarter ended December 31, 1997; and


The description of the Common Stock, which is registered under Section 12 of the Exchange Act, contained in the Company's registration statement on Form 8-A, filed with the Commission on December 14, 1992.


All other reports and other documents filed by the Company since March 31, 1997, pursuant to Section 13(a) or 15(d) of the Exchange Act.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055, Attention: Anna M. Baird, Vice President, Chief Financial Officer and Treasurer, telephone: 724-746-5500.

                                 CERTAIN FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered in evaluating the Company and its business before purchasing the Shares offered hereby.

     With the exception of the historical information contained in this Prospectus, the matters described herein are forward-looking statements concerning the future operations of the Company. Such statements are typically identified by the words "believe," "expect," "anticipate," "estimate" and other similar expressions. These statements involve risk and uncertainties which could be effected by changing worldwide economies, fluctuating foreign currencies compared to the US dollar and rapid changes in technologies. Such statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on the information available to the Company at the time the statement is made. Changes in the above identified risks could have a material impact on such forward-looking statements.

     COMPETITION. Black Box competes with a variety of manufacturers, direct marketers, computer resellers and manufacturers' sales organizations, some of which are significantly larger, have significantly greater resources and/or are less leveraged than Black Box. Black Box also competes with some of its suppliers. Black Box believes the principal competitive factors in its markets are product selection, technical support, vendor reputation, customer base, customer service and speed of delivery. Black Box believes it competes effectively with respect to these factors; however, there can be no assurance that Black Box will be able to continue to compete effectively against existing competitors or new competitors that may enter its markets in the future.
Black Box believes there are no dominant competitors in the industry.

     FOREIGN OPERATIONS. The Company currently offers businesses in 77 countries access to more than 7,000 computer communications and networking products and services. In Fiscal 1996, Fiscal 1997 and the first nine months of Fiscal 1998, approximately 43%, 47%, and 48%, respectively, of the Company's revenues were derived from operations conducted outside of the United States and Canada. Black Box's worldwide operations in foreign countries are subject to the risks normally associated with foreign operations, including, but not limited to, possible changes in export or import restrictions, the inability to effect currency exchanges, the impact of inflation and the modification or introduction of other governmental policies with potentially adverse effects. In addition, Black Box may be exposed to gains or losses attributable to fluctuations in currency value. In an effort to reduce this exposure, the Company has in the past, and may in the future, enter into forward exchange contracts to reduce the impact of currency fluctuations in intercompany transactions denominated in foreign currencies.

     DEPENDENCE ON KEY PERSONNEL. The success of Black Box depends to a significant degree upon the continued contributions of key management, technical service, sales, marketing, and manufacturing personnel, many of whom would be difficult to replace and most of whom are not subject to employment agreements (although some are subject to non-compete agreements). If certain of these employees were to leave Black Box, the business could be adversely affected. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, technical service, sales, marketing and manufacturing personnel. Competition for such personnel is strong, and there can be no assurance that the Company will be successful in this endeavor.

                                   THE COMPANY

     The Company is a leading worldwide direct marketer and technical service provider of computer communications and networking equipment and services. In Fiscal 1997, the Company mailed 8.1 million catalogs and direct marketing pieces in 11 languages to targeted customers including MIS and business professionals, purchasing agents and resellers. Black Box catalogs offer businesses in 77 countries access to more than 7,000 computer communications and networking products, the majority of which carry the BLACK BOX(R) private label. The Company sells to businesses of all sizes around the world, including the majority of the Fortune 500 companies in the United States.

     Black Box differentiates itself from other direct marketers and distributors through its private label brand, BLACK BOX(R), and through unparalleled levels of technical support. The Black Box brand has earned a reputation for high quality and reliability since the Company was founded in 1976. Black Box complements its catalog mailings with over 130 technical support professionals, available seven days per week, 24 hours per day by phone, who are trained to understand complex computer communications problems and to recommend products which best meet customers' needs. Black Box's MIS and inventory management systems enable it to ship 95% of orders for stock products on the day the orders are received. The successful combination of cost-effective direct marketing and high value technical support has resulted in the Company's consistent growth in revenues and operating income and its high level of customer satisfaction.

     To take advantage of the increased utilization of computer systems and networks around the world, Black Box has expanded its international presence significantly during the past few years. In Fiscal 1997, 47% of total revenues were generated outside of the United States and Canada. The Company operates subsidiaries in 15 countries including the United Kingdom, France, Japan, Brazil and Mexico. In addition, the Company has distributor arrangements in 62 other countries.

     The Company's principal executive offices are located at 1000 Park Drive, Lawrence, Pennsylvania 15055. Its telephone number is 724-746-5500.

                         SELECTED FINANCIAL INFORMATION

     The following selected consolidated financial information for the five fiscal years ended March 31, 1997 should be read in conjunction with, and is qualified by, the more detailed information and financial statements available as described under "Available Information" and "Incorporation of Certain Documents by Reference."



--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
(In thousands, except percentages, per share amounts and ratios)

                                                                 Fiscal Year Ended March 31,
                                   -----------------------------------------------------------------------------------------
                                         1997              1996             1995              1994              1993
============================================================================================================================
OPERATIONS
Revenues                               $232,158          $193,427         $164,766          $142,004          $125,063
Gross profit margin                        53.3%             54.8%            55.6%             53.9%             53.4%
Operating income before
   amortization as a percentage
   of revenues                             21.3              21.6             22.5              22.3              23.6
Operating income as a percentage
   of revenues                             19.7              19.7             19.9              19.3              20.0
Income from continuing operations
   before income taxes and
   extraordinary item as a
   percentage of revenues                  18.0              16.9             15.5              14.6              11.7
Net income as a percentage of
   revenues                                10.5               9.4              8.8               9.4               5.3
Effective tax rate                         42.0              44.0             43.4              44.7              52.0
Operating income                       $ 45,698          $ 38,085         $ 32,805          $ 27,380          $ 25,043
Income from continuing operations
   before extraordinary item           $ 24,295          $ 18,278         $ 14,465          $ 11,446          $  7,018
Income (loss) from discontinued
   operations, net of tax                     -                 -         $     50          $  5,791             ($384)
Extraordinary item                            -                 -               -            ($3,867)               -
Net income                             $ 24,295          $ 18,278         $ 14,515          $ 13,370          $  6,634
Basic Earnings per share:
   Income from continuing
     operations before
     extraordinary item                    1.48              1.13             0.91              0.73              0.50
   Income (loss) from
     discontinued operations,
     net of tax                               -                 -                -              0.37             (0.03)
   Extraordinary item                         -                 -                -             (0.25)               -
   Net income                              1.48              1.13             0.91              0.85              0.47
Diluted Earnings per share:
   Income from continuing
     operations before
     extraordinary item                    1.40              1.10             0.89              0.71              0.50
   Income (loss) from
     discontinued operations,
     net of tax                               -                 -                -              0.36             (0.03)
   Extraordinary item                         -                 -                -             (0.24)               -
   Net income                              1.40              1.10             0.89              0.83              0.47
----------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Current ratio (1)                           1.8               1.9              1.7               2.3               1.7
Total assets (2)                       $173,279          $155,544         $152,132          $150,722          $153,736
Long-term debt                         $ 21,175          $ 41,142         $ 56,775          $ 80,474          $ 83,420
Total debt                             $ 29,303          $ 49,326         $ 66,557          $ 81,847          $ 90,526
Long-term debt to equity                    0.2               0.6              1.2               1.2               1.7
Total stockholders' equity (3)         $ 94,264          $ 67,141         $ 47,115          $ 29,808          $ 36,325
----------------------------------------------------------------------------------------------------------------------------

No cash dividends were paid during the periods presented.
(1) The current ratios at March 31, 1994, and 1993 exclude the net current assets from discontinued operations. If these net current assets were included, the current ratios would be 2.8, and 1.9, respectively.
(2) Total assets at March 31, 1994, and 1993 exclude the net assets from discontinued operations. If these net assets were included, total assets would be $186,261, and $167,133, respectively.
(3) Total stockholders' equity at March 31, 1994, and 1993 exclude the stockholders' equity from discontinued operations. If this stockholders' equity were included, total stockholders' equity would be $65,347 and $49,722, respectively.
--------------------------------------------------------------------------------

                               RECENT DEVELOPMENTS

     On January 30, 1998, BBC Acquisition Corp., a newly-formed wholly-owned Pennsylvania subsidiary of the Company, merged with and into Atimco Network Services, Inc., a Pennsylvania corporation located in Pittsburgh, Pennsylvania ("Atimco"). By virtue of the merger and by operation of law, the Company acquired all of the assets and assumed all liabilities of Atimco. The aggregate purchase price paid to the shareholders of Atimco consisted of shares of Common Stock. The Company filed a Registration Statement on Form S-3 with the Commission on March 20, 1998 with respect to a market offering of such shares of Common Stock. This Registration Statement was declared effective by the Commission on March 31, 1998.

     The assets of Atimco acquired by the Company in the merger include inventory, accounts receivable, equipment and a leasehold interest in real property. These assets were used by Atimco in the operation of a premise cable installation business in and around Pittsburgh, Pennsylvania. Black Box is using the acquired assets in a similar fashion.

                      SECURITIES COVERED BY THIS PROSPECTUS

     The shares of Common Stock covered by this Prospectus consist of One Million One Hundred Eighty One Thousand Eight Hundred Eighty Five (1,181,885) shares which may be issued or delivered from time to time in connection with the Company's future Acquisitions. The consideration paid by the Company for such Acquisitions may consist of cash, assumption of liabilities, evidences of debt, Common Stock or a combination thereof. In general, the terms of such Acquisitions will be determined by direct negotiations between representatives of the Company and the owners or principal executives of the companies or other entities to be so combined, acquired or merged, and the factors taken into account will include, among other things, the established quality of management, earning power, cash flow, growth potential, facilities and locations of the companies or other entities to be combined, acquired or merged, and the market value of the Common Stock. In addition, the Company may lease property from and enter into employment, management, consultant and noncompetition agreements with former owners and key executive personnel of the businesses to be acquired. It is anticipated that the shares of Common Stock issued or delivered in connection therewith will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the Acquisition are tentatively agreed upon, or at or about the time or times the Shares are issued or delivered.

     This Prospectus has been prepared for use by certain persons (and their transferees, donees and pledgees) who will receive shares of Common Stock issued in combinations, acquisitions and mergers and who may wish to offer such stock under circumstances requiring or making desirable the use of this Prospectus. None of the above-described persons (including transferees, donees and pledgees) will be authorized to use this Prospectus for any given purpose without first obtaining the prior written consent of the Company. Such consent may be given subject to certain conditions, such as requiring that the offering be delayed pending an amendment or supplement to this Prospectus, that the offering be accomplished in an organized manner through securities dealers or that the offering be limited as to the number of shares which may be sold within a specific period of time.

     Persons who directly or indirectly control, are controlled by or are under common control with companies or other entities which are acquired by or merged or combined with the Company may be deemed to be engaged in a distribution of securities, and therefore underwriters of securities within the meaning of
Section 2(11) of the Securities Act, if such persons offer or sell any shares of the Common Stock covered by this Prospectus other than in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act. Rule 145(d) provides that such persons will not be deemed to be underwriters if (a) among other things, (i) the Company has complied with certain reporting requirements of the Exchange Act, (ii) the amount of such shares sold falls within certain volume limitations, (iii) such shares are sold only in brokers' transactions within the meaning of Section 4(4) of the Securities Act or in a manner otherwise permitted by Rule 144 under the Securities Act, (iv) such persons do not solicit or arrange for the solicitation of orders to buy such shares in anticipation of or in connection with the sale thereof, and (v) such persons do not make any payments in connection with the offer or sale thereof to any persons other than the brokers executing the orders to sell such shares; (b) such persons are not affiliates of the Company and have been the beneficial owners of the Common Stock for at least one year, and the Company has complied with certain reporting requirements of the Exchange Act; or (c) such persons are not, and have not been for at least three months, affiliates of the Company and have been the beneficial owners of the Common Stock for at least two years.

     Persons who do not control, are not controlled by and are not under common control with companies or other entities which are acquired by or merged or combined with the Company or its subsidiaries generally will not be deemed to be engaged in a distribution of securities, and therefore will not be deemed to be underwriters of securities within the meaning of Section 2(11) of the Securities Act, if such persons offer or sell shares of the Common Stock covered by this Prospectus other than in accordance with the provisions of paragraph (d) of Rule 145.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll Professional Corporation. William R. Newlin, a shareholder of Buchanan Ingersoll Professional

Corporation, is a director of the Company. As of May 15, 1998, Mr. Newlin owned 20,200 shares of Common Stock and held options to acquire 12,000 shares of Common Stock.

                                     EXPERTS

     The consolidated financial statements and schedules of the Company as of March 31, 1997 and March 31, 1996 and for each of the years in the three-year period ended March 31, 1997 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and included herein upon the authority of said firm as experts in accounting and auditing.

================================================================================
    No person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the offering herein contained, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                               ------------------
                                TABLE OF CONTENTS

                                                  PAGE
                                                  ----

AVAILABLE INFORMATION...............................3

INCORPORATION OF CERTAIN DOCUMENTS BY
   REFERENCE........................................4

CERTAIN FACTORS.....................................5

THE COMPANY.........................................6

SELECTED FINANCIAL INFORMATION......................7

RECENT DEVELOPMENTS.................................8

SECURITIES COVERED BY THIS PROSPECTUS...............9

LEGAL MATTERS.......................................9

EXPERTS............................................10


================================================================================


================================================================================





                                1,181,885 Shares


                             BLACK BOX CORPORATION


                                  COMMON STOCK





                               ------------------

                                   PROSPECTUS

                               ------------------




                               ___________, 1998



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

     The Company's Second Restated Certificate of Incorporation, as amended, and its Restated By-Laws contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

     As permitted by Section 102(b)(7) of the General Corporation Law of the state of Delaware, the Company's Second Restated Certificate of Incorporation, as amended, contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

     The Company maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

      EXHIBIT
        NO.                                   DESCRIPTION
        ---                                   -----------
        5.1             --       Opinion of Buchanan Ingersoll Professional
                                 Corporation regarding the legality of the
                                 issuance of the Shares.
       23.1             --       Consent of Arthur Andersen LLP
       23.2             --       Consent of Buchanan Ingersoll Professional
                                 Corporation (contained in Exhibit 5.1)
       24.1             --       Power of Attorney (contained in the signature
                                 page)

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Lawrence, Commonwealth of Pennsylvania, on May 18, 1998.

                                       BLACK BOX CORPORATION


                                       By:   /s/ FRED C. YOUNG
                                            -----------------------------------
                                             Fred C. Young, President,
                                             Chief Operating Officer,
                                             Secretary and Director


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Black Box Corporation, hereby severally constitute Jeffery M. Boetticher, Fred C. Young and Anna M. Baird, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Black Box Corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                     TITLE                            DATE
                     ---------                                     -----                            ----

PRINCIPAL EXECUTIVE OFFICER:

/s/ JEFFERY M. BOETTICHER
------------------------------------------------     Chairman, Chief Executive                  May 18, 1998
               Jeffery M. Boetticher                 Officer and Director


PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ ANNA M. BAIRD
------------------------------------------------     Vice President, Chief Financial            May 18, 1998
                     Anna M. Baird                   Officer and Treasurer

/s/ WILLIAM F. ANDREWS
------------------------------------------------     Director                                   May 18, 1998
                  William F. Andrews


------------------------------------------------     Director                             ____________________, 1998
                   Michael E. Barker

/s/ WILLIAM R. NEWLIN
------------------------------------------------     Director                                   May 18, 1998
                   William R. Newlin


                     SIGNATURE                                     TITLE                            DATE
                     ---------                                     -----                            ----

/s/ WILLIAM NORRED
------------------------------------------------     Director                                   May 18, 1998
                    William Norred


------------------------------------------------     Director                             ____________________, 1998
                    Brian D. Young

/s/ FRED C. YOUNG
------------------------------------------------     Director, President, Chief                 May 18, 1998
                     Fred C. Young                   Operating Officer and Secretary

                                  EXHIBIT INDEX


    EXHIBIT
      NO.                                 DESCRIPTION
      ---                                 -----------

      5.1 Opinion of Buchanan Ingersoll Professional Corporation regarding the legality of the Shares.
     23.1                   Consent of Arthur Andersen LLP
     23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in Exhibit 5.1)
     24.1                   Power of Attorney (contained in the signature page)